Exhibit 4.15

Dated 29 November 2017

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

J.P. MORGAN SECURITIES PLC

and

DEUTSCHE BANK AG, HONG KONG BRANCH

and

BARCLAYS BANK PLC

 SUBSCRIPTION AGREEMENT

relating to

U.S.$65,000,000 2.00 per cent. Perpetual Subordinated Convertible Securities convertible into ordinary shares of Semiconductor Manufacturing International Corporation

10th Floor, Alexandra House

Chater Road

Hong Kong

Telephone (852) 2842 4888

Facsimile (852) 2810 8133/2810 1695

Ref: L- 266780

Table of Contents

Clause		Page
1	Issue of the Securities and Publicity	2
2	Agreements by the Managers	4
3	Listing	6
4	Representations, Warranties and Indemnity	7
5	Undertakings of the Issuer	25
6	Conditions Precedent	30
7	Closing	32
8	Commissions and Concession	33
9	Expenses	33
10	Termination	34
11	Survival of Representations and Obligations	36
12	Communications	36
13	Currency Indemnity	38
14	Contracts (Rights of Third Parties) Act 1999	38
15	Governing Law and Jurisdiction	38
16	Counterparts	39
SCHEDULE 1 TERMS AND CONDITIONS		1
SCHEDULE 2 TERM SHEET		2
SCHEDULE 3 SELLING RESTRICTIONS		3
SCHEDULE 4 UNDERWRITING COMMITMENTS FOR THE SECURITIES		7
SCHEDULE 5 FORM OF CERTIFICATE CONFIRMING NO MATERIAL ADVERSE CHANGE		8
SCHEDULE 6 FORM OF SHAREHOLDERS LOCK-UP UNDERTAKING		10

i

THIS SUBSCRIPTION AGREEMENT is made on 29 November 2017, BETWEEN:

1	SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION (the “Issuer”);
2	J.P. MORGAN SECURITIES PLC (“JPM” or the “Sole Global Coordinator”);
3	DEUTSCHE BANK AG, HONG KONG BRANCH (“DB”); and
4	BARCLAYS BANK PLC (“Barclays”, together with DB, the “Joint Bookrunners”, and the Sole Global Coordinator and the Joint Bookrunners collectively, the “Managers”).

WHEREAS:

(A)

The Issuer and the Managers wish to record the arrangements agreed between them in relation to an issue of U.S.$65,000,000 2.00 per cent. Perpetual Subordinated Convertible Securities (the “Securities”, which expression shall, where the context so admits, include Securities evidenced by a global certificate (the “Global Certificate”) representing the Securities). Definitive Certificates, if required to be issued, will be in registered form in amounts of U.S.$250,000.

(B)

The Securities will be convertible at the option of the holder thereof into fully paid ordinary shares of par value U.S.$0.004 each of the Issuer (the “Shares”) at an initial conversion price of HK$12.7800 per Share.

(C)

The Securities are being offered and sold in an institutional offering (the “Offering”) outside the United States in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

1	Issue of the Securities and Publicity
1.1

Agreement to Issue Securities: The Issuer agrees to issue the Securities on 14 December 2017, or such later date, not being later than 28 December 2017, as the Issuer and the Managers may agree (the “Closing Date”) to the Managers or as they may direct. The Securities will be subscribed at a price equal to 100.00 per cent. of the principal amount of the Securities (the “Issue Price”) subject to the adjustments referred to in Clauses 8 and 9.

1.2

The Securities: The Issuer will, not later than the Closing Date, enter into (and provide the Managers with a copy of) (1) a trust deed (the “Trust Deed”) with The Bank of New York Mellon, London Branch as Trustee (the “Trustee”) and (2) a  paying, conversion and transfer agency agreement (the “Agency Agreement”) with The Bank of New York Mellon, London Branch (the “Principal Paying Agent”), the Trustee and the agents named in it, each substantially in the form of the draft signed for identification by Linklaters, with such changes as may be approved by the Managers. The Securities will be issued in accordance with the terms of the Trust Deed and will be in the respective forms set out in its Schedules 1 and 2. This Agreement, the Trust Deed and the Agency Agreement are together referred to as the “Contracts”.

1.3

Offering Circular: The Issuer undertakes to prepare an offering circular (the “Offering Circular”) to be dated not later than three business days prior to the Closing Date or such other date as may be agreed between the Issuer and the Managers (the “Publication Date”) for use in connection with the offering of the Securities and the listing of the Securities on the Singapore Exchange Securities Trading Limited (the “Singapore Stock Exchange”) and hereby authorises the Managers and their respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) to distribute copies thereof in connection with the offering and sale of the Securities.

1.4

Publicity: The Issuer confirms the arrangements made on its behalf by the Managers for announcements in respect of the Securities to be published on such dates and in such newspapers or other publications as the Issuer may agree with the Managers.

1.5

Conditions: The terms and conditions of the Securities (the “Terms and Conditions”) will be summarised in the Offering Circular and will be substantially in the form set out in Schedule 1, with such changes as may be agreed between the Issuer and the Managers. The Terms and Conditions shall be consistent with the term sheet set out in Schedule 2.

1.6

Definitions: In this Agreement (including the recitals), terms defined in the Terms and Conditions shall have the same meaning herein and the following expressions shall, unless the context requires otherwise, have the following meanings:

“Announcements” means the First Announcement and the Second Announcement;

“2016 Bonds” means the U.S.$450,000,000 Zero Coupon Convertible Bonds due 2022 issued on 7 July 2016;

“business day” means a day on which banks are open for business in London, New York City, Singapore and Hong Kong;

“First Announcement” means the announcement dated 28 November 2017 issued by the Issuer regarding the potential exercise of pre-emptive rights by Datang, China IC Fund and CHL and the potential participation of Datang, China IC Fund and CHL in the issue of Shares under the Placing Agreement;

“Issuer Information” has the meaning given to it in Clause 4.1.9;

“Material Adverse Effect” means a material adverse effect upon the financial or trading condition or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Issuer or of the Group (taken as a whole) or would adversely affect the ability of the Issuer to perform its obligations under the Contracts or which is material in the context of the issue and offering of the Securities;

“Placing Agreement” means a placing and subscription agreement for the issue of 241,418,625 Shares entered into between the Issuer, JPM and DB on or about the date hereof; and

“Second Announcement” means the announcement in relation to the offering of the Securities in the agreed form to be issued by the Issuer as soon as possible following the execution of this Agreement pursuant to the requirements under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”).

2	Agreements by the Managers
2.1

Subscription: The Managers agree to severally (and not jointly) subscribe and pay for, or to procure subscribers to subscribe and pay for, the Securities in the amounts set out against their names in Schedule 4, at the Issue Price less the deductions referred to in Clauses 8 and 9 on the Closing Date on the terms of this Agreement.

2.2

Agreement Among Managers: The execution of this Agreement by or on behalf of the Managers will constitute the acceptance by each Manager of the International Capital Market Association Standard Form Agreement Among Managers Version 2 (the “Agreement Among Managers”). The Managers further agree that references in the Agreement Among Managers to the “Lead Manager” and the “Joint Bookrunners” shall mean the Managers. The Managers agree as between themselves to amend the Agreement Among Managers as follows:

2.2.1	Clause 3 shall be deemed to be deleted in its entirety;
2.2.2	Clause 7 shall be deemed to be deleted in its entirety and replaced with the following:

“The Managers agree that any fees and expenses that are the joint responsibility of the Managers and payable by the Managers, and any out-of-pocket expenses that are the joint responsibility of the Managers and reimbursable but not reimbursed by the Issuer, shall be aggregated and allocated among the Managers pro rata to their respective Commitments and each Manager authorises J.P. Morgan Securities plc as the settlement lead manager to charge or credit each Manager's account for its proportional share of such fees and expenses.”

2.2.3	Clause 9 shall be deemed to be deleted in its entirety; and
2.2.4	the definition of “Commitments” shall be deleted in its entirety and replaced with the following:

“Commitments” means, (i) for the purposes of Clauses 5(a), 7 and 11, the fee allocation proportion paid or to be paid to each of the Managers under the Subscription Agreement and any related fee letters or, if such fee allocation is not known at the relevant time, the amounts severally underwritten by the Managers as set out in the Subscription Agreement, and (ii) for the purposes of all other clauses of this agreement, the amounts severally underwritten by the Managers as set out in the Subscription Agreement.

2.3	Restrictions: Each Manager severally (and not jointly) represents, warrants and agrees that it has complied and will comply with the terms set forth in Schedule 3.

3	Listing
3.1

Application for Listing: The Issuer confirms that it has made or caused to be made an application for the Securities to be listed on the Singapore Stock Exchange and that it will, in accordance with the terms of this Agreement, make or cause to be made an application for the Shares to be issued on conversion of the Securities (the “New Shares”) to be listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”).

3.2

Supply of Information: The Issuer agrees to deliver to the Singapore Stock Exchange copies of the Offering Circular and to take such other steps as may be required for the purpose of obtaining such listing, provided that if such listing has not been obtained by the Closing Date, the Issuer agrees that it shall use reasonable endeavours to obtain a listing of the Securities on the Singapore Stock Exchange or such other stock exchange mutually acceptable to the Managers and the Issuer as soon as practicable following the Closing Date, which shall include the preparation of listing particulars based on the Offering Circular and containing the relevant information required by the relevant stock exchange to obtain such listing.

3.3

Maintenance of Security Listing: The Issuer will use reasonable endeavours to obtain and maintain such listing for as long as any Security is outstanding and pay all fees and supply any and all documents, information and undertakings and publish all announcements as required by the Singapore Stock Exchange for such purpose. If, however, they are unable to maintain such listing, having used such endeavours, or if the maintenance of such listing is unduly onerous, the Issuer will instead use reasonable endeavours as soon as reasonably practicable to obtain and thereafter to maintain a listing for the Securities on such other stock exchange, as is commonly used for the quotation or listing of debt securities, prior to the Closing Date as it may (with the approval of the Managers) decide or, failing such decision, as the Managers may reasonably determine and after the Closing Date in accordance with the terms of the Trust Deed.

3.4

Share Listing: The Issuer will use reasonable endeavours to maintain the listing of the Shares on the Hong Kong Stock Exchange, and to pay all fees and supply any and all documents, information and undertakings and publish all announcements as required by the Hong Kong Stock Exchange for such purpose. If, however, it is unable to maintain such listing, having used such endeavours, the Issuer will instead use reasonable endeavours to obtain and thereafter to maintain a listing for the New Shares on such other stock exchange as it may decide.

4	Representations, Warranties and Indemnity
4.1	The Issuer represents and warrants to and (where applicable) agrees with, the Managers that:
4.1.1

Validity of Securities: the Securities have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the other Contracts, the Securities will constitute valid and legally binding obligations of the Issuer;

4.1.2

Status: the Securities (when issued) will constitute direct, unconditional, unsecured and subordinated obligations of the Issuer and will at all times rank pari passu without any preference among themselves. In the event of the Winding-Up of the Issuer, the rights and claims of the Securityholders in respect of the Securities (other than in relation to the Conversion Right) shall rank ahead of those persons whose claims are in respect of any Junior Securities of the Issuer, but shall be subordinated in right of payment to the claims of all other present and future senior and subordinated creditors of the Issuer, other than the claims of holders of Parity Securities of the Issuer;

4.1.3

Authorised Share Capital: the Issuer has or, prior to the Closing Date will have, sufficient authorised but unissued share capital to satisfy the issue of such number of New Shares as would be required to be issued on conversion of all the Securities at the initial conversion price and shall maintain at all times sufficient authorised but unissued share capital to satisfy the issue of sufficient New Shares at the prevailing conversion price of the Securities;

4.1.4	New Shares: the New Shares, when issued and delivered in the manner contemplated by the Securities and the Trust Deed:
(i)	will be duly and validly issued, fully-paid and non-assessable;

(ii)	will conform in all material respects to the description thereof to be contained in the Offering Circular;
(iii)

will rank pari passu and carry the same rights and privileges in all respects as any other class of ordinary share capital of the Issuer and shall be entitled to all dividends and other distributions declared, paid or made thereon save as provided for in the Terms and Conditions; and

(iv)	will be freely transferable, free and clear of all liens, charges, encumbrances, security interests or claims of third parties; and will not be subject to calls for further funds;
4.1.5

Restrictions: there are no restrictions on transfers of the Securities or the voting or transfer of any of the Shares or payments of dividends with respect to the Shares under laws or regulations of the Cayman Islands or Hong Kong, or pursuant to the Issuer’s constitutional documents, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it may be bound;

4.1.6

Capitalisation: the Issuer has an authorised capitalisation as will be set forth in the Offering Circular under the heading “Capitalisation”; and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Issuer have been duly and validly authorised and issued, are fully paid and non-assessable, and all such equity interests are owned directly or indirectly by the Issuer, free and clear of all liens, charges, encumbrances, security interests, restrictions on voting or transfer or claims of any third party;

4.1.7	Listing: all of the currently issued Shares have been duly listed on the Hong Kong Stock Exchange;

4.1.8

Announcements: all statements of fact contained in the Announcements (including but not limited to the disclosure on the use of proceeds) are true and accurate in all material respects as at the respective dates of their publication and all statements of opinion, intention, expectation or estimates of the Directors in relation to the Issuer and/or any of the Issuer’s subsidiaries (together with the Issuer, the “Group”) contained therein (if any) are truly and honestly held and have been made on reasonable grounds after due and careful consideration, and the Announcements do not include an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect;

4.1.9

No non-public information: save for the matters set out in the Announcements, the Issuer is not in possession of any non-public information relating to the Issuer, any other member of the Group or their respective businesses the release of which could materially affect the trading price of the Shares and there is not in existence any material or information relating to the Issuer which will be required to be but has not been disclosed by the Issuer under the Listing Rules or the Securities Exchange Act of 1934. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the Issuer’s most recent annual report or subsequent public information releases (the “Issuer Information”) which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group; the Issuer Information does not include any untrue statement of a material fact or omit to state any fact necessary in order to make the statements therein not misleading in any material respect;

4.1.10

Information: all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Issuer, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the Offering or the Issuer and all publicly available information and records of the Issuer since 1 January 2016 (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

4.1.11

Litigation: there is no claim, litigation, arbitration, prosecution or other legal proceedings or police, legal or regulatory investigation or enquiry in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Issuer is aware) the Issuer’s executive directors, officers, properties or employees nor, so far as the Issuer is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Issuer’s executive directors, which in any such case would result in a Material Adverse Effect;

4.1.12

No Material Adverse Change: there has been no material adverse change, or any development or event involving or reasonably likely to involve a prospective material adverse change, in the financial or trading condition or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Issuer or the Group (taken as a whole) since 31 December 2016;

4.1.13

Incorporation: each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of any member of the Group;

4.1.14	Approvals:

(i)

each member of the Group has obtained such certificates, authorisations, licences, orders, consents, approvals or permits (“Approvals”) issued by, and has made all declarations and filings with, all appropriate national, state, local and other governmental agencies or bodies, all exchanges and all courts and other tribunals, domestic or foreign, as are required under the provisions of any applicable law in connection with the operation of its business;

(ii)

there is no breach by any member of the Group of the Approvals or provisions of any ordinance, statute or regulation governing such authorisations or licences which would result in a Material Adverse Effect nor is there any reason why any such Approvals should be withdrawn, revoked, modified or cancelled;

4.1.15

Laws and Listing Rules: the Issuer is not in breach of any rules, regulations or requirements of the Hong Kong Stock Exchange or any applicable laws and, in particular, the Issuer has complied at all times with the applicable rules and requirements under the Listing Rules and all applicable laws, save for any breach or non-compliance which is not material in the context of the issue and offering of the Securities;

4.1.16

No order or judgment: there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which would result in a Material Adverse Effect;

4.1.17

Contingent Liabilities: no material outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group which would result in a Material Adverse Effect;

4.1.18

No default: no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default (nor has any event occurred which, with the giving of notice and/or lapse of time and/or fulfillment of any other requirement would result in a default by the Issuer or any member of the Group) of its constitutional documents or any contract or agreement which, individually or in the aggregate, may have or has had a Material Adverse Effect;

4.1.19	Offering Circular: on the Publication Date:
(i)

the Offering Circular will contain all information with respect to the Issuer, the Group, the New Shares and the Securities which is material in the context of the issue and offering of the Securities (including the information which is required by applicable laws of the Cayman Islands and according to the particular nature of the Issuer, the Shares and the Securities, is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer and of the rights attaching to the Shares and the Securities);

(ii)	the statements contained in the Offering Circular relating to the Issuer and to the Group, will be true and accurate in all material respects and not misleading;
(iii)

the opinions and intentions expressed in the Offering Circular with regard to the Issuer and to the Group will be honestly held, have been reached after considering all relevant circumstances and will be based on reasonable assumptions;

(iv)

there will be no other facts in relation to the Issuer, the Group, the New Shares or the Securities the omission of which would, in the context of the issue and offering of the Securities, make any statement in the Offering Circular misleading in any material respect;

(v)	all reasonable enquiries will have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements; and

(vi)

the Offering Circular will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.1.20

Financial Statements: the consolidated audited financial statements of the Issuer and its consolidated subsidiaries taken as a whole (the “Consolidated Group”) as at and for the years ended 31 December 2015 and 2016, the unaudited consolidated financial statements of the Consolidated Group as at and for the six months ended 30 June 2017 and the unaudited consolidated financial statements of the Consolidated Group as at and for three months ended 30 September 2017 provided to the Managers and to be included in the Offering Circular were (A) prepared (i) in accordance with, in the case of the audited consolidated accounts for the Group as at and for the years ended 31 December 2015 and 2016 and the unaudited consolidated financial statements of the Consolidated Group as at and for the six months ended 30 June 2017, International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and, in the case of the unaudited consolidated financial statements of the Consolidated Group as at and for the three months ended 30 September 2017, the International Accounting Standards (“IAS”) and (ii) pursuant to the relevant laws of Hong Kong consistently applied, and (B) in each case present a true and fair view of the financial position of the Issuer and of the Consolidated Group as at the dates, and the results of operations and changes in financial position of the Issuer and of the Consolidated Group for the periods, in respect of which they have been prepared;

4.1.21	Title:
(i)

the Issuer and each member of the Group has good and marketable title to all real property, personal property and any other assets owned by it (including such property or assets as will be described in the Offering Circular) or any rights or interests thereto, in each case as is necessary to conduct the business now operated by it (“Assets”);

(ii)

the Issuer and each member of the Group has received all necessary approvals in order to have good and marketable title to its Assets, including without limitation approvals relating to the evaluation, acquisition and perfection of such title; and

(iii)

there are no charges, liens, encumbrances or other security interests or third party rights or interests, conditions, planning consents, orders, regulations, defects or other restrictions affecting any of such Assets which could have a material adverse effect on the value of such Assets, or limit, restrict or otherwise have a material adverse effect on the ability of the relevant member of the Group to utilise or develop any such Assets and, where any such Assets are held under lease, each lease is a legal, valid, subsisting and enforceable lease, in each case except for such defects in title, lack of approvals or lack of leases which would, individually or in the aggregate, have a Material Adverse Effect;

4.1.22

Validity of Contracts: (i) the Issuer has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and the other Contracts, and (ii) this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by and constitutes, and the other Contracts (and their performance) will be duly authorised by the Issuer prior to the Closing Date and upon execution and delivery prior to or on the Closing Date will constitute, legally binding and enforceable obligations of the Issuer in accordance with their respective terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity;

4.1.23

Consents: there is no authorisation, consent, approval, licence or notification required for the purposes of or as a consequence of the issue of the Securities, the issue of the New Shares on conversion of the Securities, the carrying out of the other transactions contemplated by the Contracts and the Securities, or the compliance by the Issuer with the terms of the Securities or the Contracts, either from governmental, regulatory or other public bodies or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Issuer or any other member of the Group is a party, except for those which have been, or will on or prior to the Closing Date be, obtained (including but not limited to the approval for the listing of the Securities on the Singapore Stock Exchange and the approval for the listing of and permission to deal in the New Shares by the Hong Kong Stock Exchange);

4.1.24

Compliance: the execution and delivery of the Contracts, the issue and offering of the Securities, the compliance by the Issuer with all of the provisions of the Contracts, the issue of the New Shares on conversion of the Securities as well as the consummation of the transactions contemplated in the Contracts do not and will not:

(i)	conflict with or result in a breach of any of the provisions of or under the documents constituting the Issuer or its subsidiaries;
(ii)

conflict with or result in a breach or violation of, or result in any third party consent being required under, or constitute a default (nor has any event occurred which, with the giving of notice and/or the lapse of time and/or the fulfillment of any other requirement would result in a default) by the Issuer or any member of the Group under any of the terms or provisions of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant, instrument, to which any member of the Group is a party or by which any of the property or assets of any member of the Group is subject; or

(iii)

infringe any existing applicable law, order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance (Cap. 622 of the Laws of Hong Kong), the Listing Rules, the Hong Kong Code on Takeovers and Mergers or any judgment, authorisation, decree or order of any court or governmental agency or body or court, domestic or foreign, having jurisdiction over any member of the Group or the property or assets of any member of the Group;

4.1.25

Pre-emptive Rights and Options: except for (i) the issue of Shares under the Placing Agreement, (ii) the issue of any Securities or New Shares to be issued upon conversion of Securities pursuant to any pre-emptive rights arising from the share subscription agreement entered into between the Issuer and Datang Telecom Technology & Industry Holdings Co., Ltd. (“Datang”) dated 6 November 2008, the share subscription agreement entered into between the Issuer and Country Hill Limited (“CHL”) dated 18 April 2011 or the share subscription agreement entered into between the Issuer and China Integrated Circuit Industry Investment Fund Co., Ltd (“China IC Fund”) dated 12 February 2015, (iii) the issue of any Shares to be issued upon conversion of the 2016 Bonds or the Securities, and (iv) the issue of any share options and restricted share units pursuant to any share option schemes adopted in compliance with the Listing Rules and any publicly disclosed equity incentive plans of the Issuer:

(i)

there are no outstanding securities issued by the Issuer or its subsidiaries convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for Shares from the Issuer or its subsidiaries; and

(ii)

there are no other or similar arrangements approved by the Board of Directors of the Issuer or a general meeting of shareholders of the Issuer providing for the issue or purchase of Shares or the subscription for Shares;

4.1.26	No Repurchases: the Issuer has not made any repurchases of shares (as defined in Rule 10.06(6)(c) of the Listing Rules) in the 30-day period prior to the date of this Agreement;

4.1.27

No Fiduciary Relationship: the Issuer acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the issue of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Managers, on the other hand; (ii) in connection with the Offering, the Managers are and have been acting solely as principal and are not the agent or fiduciary of the Issuer or any of its stockholders, creditors, employees or any other party; (iii) the Managers have not assumed nor will any of them assume an advisory or fiduciary responsibility in favour of the Issuer with respect to the Offering or the process leading thereto (irrespective of whether any of the Managers have advised or are currently advising the Issuer on other matters) and the Managers have no obligation to the Issuer with respect to the Offering except the obligations expressly set forth in this Agreement; (iv) the Managers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer; and (v) the Managers have not provided any legal, accounting, regulatory or tax advice with respect to the Offering and the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Issuer and the Managers with respect to the subject matter of this Clause 4.1.27;

4.1.28

Anti-Money Laundering: the operations of the Issuer and each member of the Group and, to the best of the knowledge of the Issuer (after due and careful enquiry), any of the Issuer’s jointly controlled entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Issuer or any member of the Group and any of their jointly controlled entities with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Issuer (after due and careful enquiry), threatened;

4.1.29

No Unlawful Payments: neither the Issuer nor any member of the Group nor any director or officer of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any employee, agent, affiliate of or other person associated with or acting on behalf of the Issuer or any member of the Group, (i) has used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act, in violation of any applicable anti-bribery or anti-corruption law or regulation, in furtherance of an offer, promise or authorisation of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law or regulation; or (iv) has made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; and the Issuer and every member of the Group have conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain and enforce policies and procedures designed to promote and ensure compliance with, and prevent violation of, such laws, rules and regulations;

4.1.30

Sanctions: neither the Issuer nor any member of the Group nor any director or officer of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any employee, agent, affiliate of or other person acting on behalf of the Issuer or any member of the Group:

(i)

is an individual or entity (a “Person”) currently subject to or the target of any sanctions administered or enforced by the U.S. Government (including but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, the “Sanctions”);

(ii)

is located, organised, resident or operating in a country, region or territory that is the subject or target of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”);

(iii)

has for the past five years engaged in, or is now engaged in, any dealings or transactions with any government, person, entity or project that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country;

(iv)	is or has been in violation of or subject to an investigation relating to any Sanctions;

4.1.31

Stabilisation: the Issuer has not issued and will not issue, without the prior consent of the Managers, any press or other public announcement referring to the proposed issue of Securities unless the announcement adequately discloses the fact that the stabilising action may take place in relation to the Securities to be issued and neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on behalf of any of them has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security to facilitate the sale or resale of the Securities;

4.1.32

Foreign Issuer and U.S. Market Interest: the Issuer is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as defined in Regulation S) in the Issuer’s debt securities or in the Shares or any securities of the same class or series as the Shares;

4.1.33

Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on behalf of any of them (other than the Managers, their respective affiliates or any person acting on any of their behalf, as to which no representation is being made) has engaged in any “directed selling efforts” (as defined in Regulation S) with respect to the Securities or the Shares to be issued upon conversion of the Securities;

4.1.34

No Registration: assuming the compliance by the Managers with the terms set forth in Schedule 3 under the caption “United States”, no registration of the Securities or the New Shares under the Securities Act will be required for the offer, sale and delivery of the Securities by the Managers in the manner contemplated by this Agreement;

4.1.35

Environmental Laws: each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a Material Adverse Effect. For the purpose of this Clause 4.1.35, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority;

4.1.36

Insurance: the Issuer and each member of the Group has in place all insurance policies necessary and customary for the conduct of their businesses as currently operated and for compliance with all requirements of law, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and each member of the Group has complied in all material respects with the terms and conditions of such policies, except where breach of this provision would not have a Material Adverse Effect;

4.1.37

Intellectual Property: the Issuer and each member of the Group owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it in each country in which it operates as described in the Offering Circular, and neither the Issuer nor any member of the Group has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Issuer or any member of the Group therein, and which infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Material Adverse Effect;

4.1.38

Winding Up or Credit Event: no event has occurred or circumstance arisen which, had the Securities already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement): (i) constitute a “Winding Up” or a “Credit Event”, in each case as defined in the Terms and Conditions of the Securities; or (ii) require an adjustment of the initial conversion price of the Securities; and

4.1.39

Accounting Treatment: the Securities will be recorded and accounted for as “equity” of the Issuer pursuant to IFRS for the purposes of the consolidated financial statements of the Issuer, and the Issuer (following consultation with its professional advisers) is not aware of any change or amendment to, nor any change or amendment to any interpretation of, nor any proposal in relation to any of the foregoing with regards to, IFRS, as a result of which the Securities must not or must no longer be recorded as “equity” of the Issuer pursuant to IFRS.

4.2

Repetition: Subject to Clause 10, the representations and warranties contained in, or given pursuant to, Clause 4.1 shall be deemed to have been repeated at the Publication Date and the Closing Date taking into account facts and circumstances subsisting at such date, and on the Closing Date references to the “Publication Date” shall be deemed to be the Closing Date.

4.3	Indemnity:
4.3.1

The commitment of each of the Managers under this Agreement being made on the basis of the foregoing representations and warranties and agreements of the Issuer with the intention that such representations and warranties shall remain true and accurate in all respects up to and including the Closing Date and that the agreements shall have been performed on or before the Closing Date and the Issuer undertakes to pay each Manager on demand an amount which on an after tax basis is equal to any liability, damages, cost, claim, loss or expense (including, without limitation, legal fees, costs and expenses) (a “Loss”) incurred by it, its respective subsidiaries, affiliates or associated companies or any person who controls any of them or any of their respective directors, officers, employees or agents (each an “Indemnified Person”) in respect of or in connection with:

(i)

any breach or alleged breach of any of the representations, warranties, undertakings or agreements contained in, or deemed to be made pursuant to, this Agreement or any certificate issued by the Issuer, including (without limitation) the failure by the Issuer to issue the Securities;

(ii)

any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular (or any supplement to it), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii)	the issue and publication of the Offering Circular and any supplementary offering circular and/or any other documentation relating to the offering and sale of the Securities;
(iv)

the performance by the Managers of their respective obligations under this Agreement in relation to the Offering and which do not in any such case arise primarily from such Manager’s own gross negligence, fraud or willful default as determined by final judgment of a court of competent jurisdiction; or

(v)

the failure or alleged failure by the Issuer or any member of the Group or any of their respective directors or officers to comply with any requirements of statute or regulation in relation to the offering and sale of the Securities.

Loss shall include (without limitation) all Losses which an Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any litigation, claim, action, proceeding, investigation, demand, judgment or award (each a “Claim”) (whether or not the Indemnified Person is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or in seeking advice in relation to any Claim brought or established or threatened to be brought or established against any Indemnified Parties or otherwise enforcing its rights under this Clause 4.3, which shall be additional and without prejudice to any rights which the Indemnified Person may have at common law or otherwise.

4.3.2

None of the Managers shall have any duty or obligation, whether as fiduciary or trustee for any Indemnified Person or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 4.3 and save to the extent notified in writing to an Indemnified Person by such Manager, each Manager (without obligation) will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Person. This Agreement may be terminated, amended or varied in any way and at any time by the parties hereto without the consent of any Indemnified Person.

4.3.3

For the avoidance of doubt, the amount of any claim by the Managers against the Issuer pursuant to Clause 4.3.1 shall be reduced by any amount recovered by an Indemnified Person pursuant to Clause 4.3.2 and vice versa, in respect of the same Loss where it has recovered such Loss from the Issuer under any such Clause.

4.3.4

The Issuer shall not, without the prior written consent of the Managers, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

4.3.5

If a Manager becomes aware of any claim which is relevant for the purposes of Clause 4.3.1, it will as soon as reasonably practicable give notice in writing thereof to the other Managers and the Issuer and will consult with the other Managers and the Issuer and, subject to being indemnified against any additional or increased expenses it may suffer or incur as a result of so doing, give full consideration to the views of the other Managers and the Issuer in relation to the manner in which the Manager shall conduct such claim.

5	Undertakings of the Issuer

The Issuer undertakes with the Managers that:

5.1	Taxes: the Issuer will pay:

(i)

any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in the Cayman Islands, the United Kingdom, Singapore, Hong Kong, the Grand Duchy of Luxembourg or Belgium and all other relevant jurisdictions payable on or in connection with the creation, issue and offering of the Securities or the execution or delivery of the Contracts; and

(ii)in addition to any amount payable by it under this Agreement, any value added, service, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it);

5.2       Offering Circular: in connection with the offering and sale of the Securities, the Issuer will use reasonable endeavours to co-operate with and participate in the due diligence procedures required to prepare the Offering Circular and prepare an Offering Circular which will enable the Issuer to make the representation in Clause 4.1.19;

5.3       Delivery of Offering Circular: the Issuer will deliver to the Managers, without charge, on the Publication Date and thereafter from time to time as reasonably requested, such number of copies of the Offering Circular and all amendments and supplements thereto as the Managers may reasonably request;

5.4       Amendment: if at any time prior to the date falling the later of (i) 40 days after the Closing Date or (ii) the completion of the distribution of the Securities in the view of the Managers, any event shall have occurred as a result of which the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made when such Offering Circular is delivered, not misleading, or if for any other reason it shall be necessary to amend or supplement the Offering Circular, the Issuer will notify the Managers, and, upon reasonable request from the Managers, will prepare and furnish without charge to the Managers as many copies as the Managers may from time to time reasonably request of such amendment or a supplement to the Offering Circular which will correct such statement or omission and the representations and warranties contained in, or given pursuant to, Clause 4.1 will be true and accurate with respect to such amendment or supplement to the Offering Circular as if repeated as at its date;

5.5       Warranties:  the Issuer will as soon as reasonably practicable, notify the Managers if at any time prior to payment of the net subscription moneys to the Issuer on the Closing Date anything occurs which renders or may render untrue or incorrect in any respect any of its representations, warranties, agreements and indemnities herein and will as soon as reasonably practicable, take such steps as the Managers may reasonably require to remedy and/or publicise the fact;

5.6       Lock-up: neither the Issuer nor any person acting on its or their behalf will (a) issue, offer, sell, pledge, contract to sell or otherwise dispose of or grant options, issue warrants or offer rights entitling persons to subscribe or purchase any interest in any Shares or securities of the same class as the Securities or the Shares or any securities convertible into, exchangeable for or which carry rights to subscribe or purchase the Securities, the Shares or securities of the same class as the Securities, the Shares or other instruments representing interests in the Securities, the Shares or other securities of the same class as them, (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of the ownership of the Shares, (c) enter into any transaction with the same economic effect as, or which is designed to, or which may reasonably be expected to result in, or agree to do, any of the foregoing, whether any such transaction of the kind described in (a), (b) or (c) is to be settled by delivery of Shares or other securities, in cash or otherwise or (d) announce or otherwise make public an intention to do any of the foregoing, in any such case without the prior written consent of the Managers between the date hereof and the date which is 90 days after the date hereof (both dates inclusive); except for (i) the issue of any Shares under the Placing Agreement, (ii) the issue of any Securities or New Shares to be issued upon conversion of Securities under this Agreement, whether such issue is pursuant to the exercise of any pre-emptive rights arising from the share subscription agreement entered into between the Issuer and Datang dated 6 November 2008, the share subscription agreement entered into between the Issuer and CHL dated 18 April 2011 or the share subscription agreement entered into between the Issuer and China IC Fund dated 12 February 2015 or otherwise, (iii) the issue of any Shares to be issued upon conversion of the 2016 Bonds or the Securities, (iv) the issue of any share options and restricted share units pursuant to any share option schemes adopted in compliance with the Listing Rules and any publicly disclosed equity incentive plans of the Issuer, and (v) the issue of any Shares which are issued as consideration for any merger or acquisition provided that (1) the aggregate value of the Shares issued (as calculated by the Current Market Price (as defined in the Terms and Conditions of the Securities as set out in Schedule 1 to this Agreement) is less than U.S.$100,000,000 and (2) the Issuer procures that the person receiving such Shares executes a shareholder lock-up undertaking on substantially the same terms as provided in this Clause prior to any such issue;

5.7       Conversion: the Issuer will issue, in accordance with the Terms and Conditions, New Shares (which rank pari passu with the other Shares then outstanding) free and clear of all liens, claims, charges, security, encumbrances or like interests upon conversion of Securities pursuant to the Terms and Conditions;

5.8       Conversion Price: except for the issue of any Shares under the Placing Agreement or the issue of any Securities or New Shares to be issued upon conversion of the Securities as described in the Announcements (including any potential exercise of pre-emptive rights by Datang, China IC Fund and CHL), the issue of any Shares to be issued upon conversion of the 2016 Bonds or the issue of share options and restricted share units issued pursuant to any share option schemes adopted in compliance with the Listing Rules and any publicly disclosed equity incentive plans of the Issuer, (i) between the date hereof and the Closing Date (both dates inclusive), neither the Issuer nor any person acting on its or their behalf will take, directly or indirectly, any action designed to or which constitutes or which might reasonably be expected to cause or result in an adjustment of the initial conversion price of the Securities and (ii) the Issuer will not take any action that would reduce the conversion price of the Securities below a level that may be prescribed by applicable laws and regulations from time to time (if any);

5.9       Approvals and Filing: the Issuer will use reasonable endeavours to obtain all approvals and consents and as soon as reasonably practicable make all notifications, registrations and filings as may from time to time be required in relation to the Securities and/or the New Shares;

5.10     Clearing Systems: the Issuer shall co-operate with the Managers and use reasonable endeavours to permit the Securities to be eligible for clearance and settlement through the facilities of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”);

5.11     Use of Proceeds:

5.11.1     the Issuer shall use the net proceeds from the issue of the Securities in the manner as will be specified in the Offering Circular under “Use of Proceeds”;

5.11.2     neither the Issuer nor any member of the Group will directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person:

(i)         to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions;

(ii)        to fund or facilitate any activities of or business in any Sanctioned Country; or

(iii)       in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of any Sanctions, anti-money laundering laws as set out in Clause 4.1.28 or anti-bribery laws as set out in Clause 4.1.29;

5.12     Announcements: between the date hereof and a period of 40 days after the Closing Date (both dates inclusive), the Issuer will, and will cause its subsidiaries and affiliates and all other parties acting on its or their behalf to, without the prior consent of the Managers (unless prevented by applicable law or regulations), not issue any announcement concerning, or which could be material in the context of, the offering and distribution of the Securities except as required by applicable law, regulations or rules (including the Listing Rules and Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong));

5.13     Financial Information: so long as any of the Securities remains outstanding, the Issuer will furnish to the Managers, copies of financial statements and other periodic reports that the Issuer may furnish generally to holders of its debt securities;

5.14     Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on behalf of any of them (other than the Managers, as to which no representation is being made) will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Securities or the Shares to be issued upon the conversion of the Securities; and

5.15     Section 3(a)(9) Compliance: in connection with the conversion of the Securities into the New Shares, neither the Issuer nor any person acting on its behalf will take any action which would result in the New Shares being exchanged by the Issuer other than with the Issuer’s existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

6	Conditions Precedent
6.1	The obligations of the Managers to subscribe and pay for the Securities are conditional on:

6.1.1

Due Diligence: the Managers being satisfied with the results of their due diligence investigations with respect to the Issuer and the Group and the Offering Circular shall have been prepared in form and content satisfactory to the Managers;

6.1.2	Other Contracts: the execution and delivery (on or before the Closing Date) of the other Contracts, each in a form reasonably satisfactory to the Managers, by the respective parties;
6.1.3

Lock-up: Datang Holdings (Hongkong) Investment Company Limited and Xinxin (Hongkong) Capital Co., Ltd. shall have executed shareholder lock-up undertakings in the form set out in Schedule 6 as agreed by the Managers;

6.1.4

Auditors’ Letters: upon the Publication Date and on the Closing Date, there having been delivered to the Managers letters, in form and substance reasonably satisfactory to the Managers, dated the Publication Date in the case of the first letter and dated the Closing Date in the case of the subsequent letters, and addressed to the Managers from PricewaterhouseCoopers, Certified Public Accountants to the Issuer;

6.1.5	Compliance: at the Closing Date:
(i)	the representations and warranties of the Issuer in this Agreement being true, accurate and correct at, and as if made on such date;
(ii)	the Issuer having performed all of its obligations under this Agreement to be performed on or before such date; and
(iii)	there having been delivered to the Managers a certificate in the form attached as Schedule 5, dated as of such date, of a duly authorised officer of the Issuer to such effect;
6.1.6

Material adverse change: after the date hereof or, if earlier, the dates as of which information is given in the Offering Circular up to and at the Closing Date, there not having occurred any change (nor any development or event involving or reasonably likely to involve a prospective change), in the financial or trading condition or the earnings, net assets, business affairs or business prospectus (whether or not arising in the ordinary course of business) or properties of the Issuer or of the Group (taken as a whole), which, in the opinion of the Managers, is material and adverse in the context of the issue and offering of the Securities;

6.1.7

Other consents: on or prior to the Closing Date there shall have been delivered to the Managers copies of all resolutions, consents, authorities and approvals required in relation to the issue of the Securities and the performance of its obligations under the Trust Deed, the Agency Agreement and the Securities (including the consents and approvals required from all lenders);

6.1.8

Listing: the Hong Kong Stock Exchange having agreed to list the New Shares upon conversion of the Securities and the Singapore Stock Exchange having agreed, subject to any conditions reasonably satisfactory to the Managers, to list the Securities (or, in each case, the Managers being reasonably satisfied that such listing will be granted); and

6.1.9

Legal Opinions: on or before the Closing Date, there having been delivered and addressed to the Managers opinions, in form and substance reasonably satisfactory to the Managers, dated the Closing Date, of:

(i)	DLA Piper Hong Kong, legal advisers to the Issuer as to Hong Kong law;
(ii)	Conyers Dill & Pearman, legal advisers to the Issuer as to Cayman Islands law;
(iii)	Linklaters, legal advisers to the Managers as to English law;
(iv)	Llinks Law Offices, legal advisers to the Issuer as to PRC law; and
(v)	Zhong Lun Law Firm, legal advisers to the Managers as to PRC law.
6.2	Waiver: The Managers may, at their discretion and upon such terms as they think fit, waive compliance with the whole or any part of this Clause 6 (other than Clause 6.1.2).
7	Closing
7.1

Issue of the Securities: At 3:00 p.m. (Hong Kong time) (or such other time as may be agreed by the Managers and the Issuer) on the Closing Date, the Issuer will issue the Securities and procure the entry in the register of Securityholders of the names of the persons designated by the Managers to be the holders of the Securities and will deliver to the Managers or their order in such place as the Managers may require the Global Certificate duly executed and authenticated representing the aggregate principal amount of the Securities. Delivery of the Global Certificate and completion of the register of Securityholders shall constitute the issue and delivery of the Securities; and

7.2

Payment: Against such delivery the Managers will pay or cause to be paid to the Issuer the net subscription moneys for the Securities (being the aggregate amount payable for the Securities calculated at the Issue Price less the commission and concession referred to in Clause 8 and the amount payable to the Managers under Clause 9). Such payment shall be made by a depositary (the “Common Depositary”) common to Euroclear and Clearstream, on behalf of the Managers in U.S. dollars in same day settlement funds for value on the Closing Date to such U.S. dollar account in New York City as shall be notified by the Issuer to the Managers not later than five days prior to the Closing Date, evidence of such payment taking the form of a confirmation by the Common Depositary that it has made such payment.

8	Commissions and Concession

The Issuer agrees to pay to the Managers a combined management and underwriting commission and selling concession of 1.00 per cent. of the aggregate principal amount of the Securities, which total amount shall be retained as to 85 per cent. by JPM, 10 per cent. by DB and 5 per cent. by Barclays (the “Underwriting Commission”). An additional incentive fee may be payable at the sole discretion of the Issuer to any of the Managers to be agreed in separate fee letters between the Issuer and such Manager prior to the Closing Date (the “Incentive Fee” and together with the Underwriting Commission, the “Commissions”). Such Commissions shall be deducted from the subscription moneys for the Securities as provided in Clause 7.2.

9	Expenses
9.1	General Expenses: The Issuer agrees to pay:
(ii)

all reasonable costs and expenses in connection with (a) the preparation and production of the Offering Circular (in proof and definitive form and any supplement or amendment thereto) and the listing particulars (if any), the Contracts and all other documents relating to the issue of the Securities, (b) the initial delivery and distribution of the Securities, (c) the listing of the Securities on the Stock Exchange and the listing of the New Shares and (d) all advertising in relation to the issue of the Securities approved by the Issuer and the Managers; and

(iii)the documented fees and expenses of the Principal Paying Agent, the Trustee and the other agents appointed under the Agency Agreement in relation to the preparation and execution of the Contracts (including, without limitation, the fees and expenses of the Trustee’s legal advisers), the issue and authentication of the Securities and the performance of their duties under the Contracts.

9.2       Managers’ Expenses: The Managers agree to pay their own costs and expenses in connection with the issue of the Securities, including the fees and expenses of their legal advisers and all travelling, telecommunications, postage and other out-of-pocket expenses (together, the “Managers’ Expenses”). The Managers’ Expenses shall be paid by each Manager in proportion to the subscription amounts set out against their names in Schedule 4.

If the Securities are not issued or this Agreement is terminated for any reason, the Issuer shall not be liable to the Managers for the payment of any Managers’ Expenses referred to in this Clause 0, notwithstanding that such Managers’ Expenses may have already been incurred by the Managers.

9.3       Payment: All payments due under this Agreement are to be made in U.S. dollars and are stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required to be made from any payment to the Managers, then the Issuer shall pay an additional amount so that the Managers receive, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein (other than any profits tax that may arise on the commission payable to the Managers under this Clause 9). The Issuer shall make appropriate payments and returns in respect of such Taxes and provide the Managers with an original or authenticated copy of the tax receipt.

10	Termination
10.1

Ability to Terminate: Notwithstanding anything contained in this Agreement, the Managers may, by written notice to the Issuer given at any time prior to payment of the net subscription monies for the Securities to the Issuer, terminate this Agreement in any of the following circumstances:

10.1.1

if there shall have come to the notice of the Managers any breach of, or any event rendering untrue or incorrect in any respect, any of the warranties and representations contained in this Agreement or any failure to perform any of the Issuer’s undertakings or agreements in this Agreement;

10.1.2	if any of the conditions specified in Clause 6 have not been satisfied or waived by the Managers on or prior to the Closing Date;
10.1.3

if there shall have been, since the date of this Agreement, any change, or any development involving a prospective change, in national or international monetary, financial, political or economic conditions (including any disruption to trading generally, or trading in any securities of the Issuer on any stock exchange or in any over‑the‑counter market) or currency exchange rates or foreign exchange controls such as would in the opinion of the Managers, be likely to prejudice materially the success of the Offering and distribution of the Securities or dealings in the Securities in the secondary market;

10.1.4

if, in the opinion of the Managers, there shall have occurred any of the following events: (i) a suspension or a material limitation in trading in securities generally on the New York Stock Exchange, the London Stock Exchange plc, the Singapore Stock Exchange and/or the Hong Kong Stock Exchange and/or any other stock exchange on which the Issuer’s securities are traded; (ii) a suspension in trading in the Issuer’s securities on the Hong Kong Stock Exchange or the Issuer’s American Depositary Receipts on the New York Stock Exchange and/or any other stock exchange on which any of the Issuer’s securities are traded (other than any suspension in connection with the issue of the Securities, or in respect of the transactions described in the Second Announcement (including any exercise by Datang, China IC Fund or CHL of their pre-emptive rights)); (iii) a general moratorium on commercial banking activities in the United States, Singapore, Hong Kong and/or the United Kingdom declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, Hong Kong, Singapore or the United Kingdom; or (iv) a change or development involving a prospective change in taxation affecting the Issuer, the Securities and the Shares to be issued upon conversion of the Securities or the transfer thereof;

10.1.5

if there shall have occurred any event or series of events (including the occurrence of any local, national or international outbreak or escalation of disaster, hostility, insurrection, armed conflict, act of terrorism, act of God or epidemic) as would in the opinion of the Managers, be likely to prejudice materially the success of the Offering and distribution of the Securities or dealings in the Securities in the secondary market.

10.2

Consequences of Termination: Upon such written notice being given this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except for any antecedent breach and that the Issuer shall remain liable under Clause 4.3 and remain liable for the payment of all costs and expenses referred to in Clause 9 and already incurred or incurred in consequence of such termination, the Managers shall remain liable under Clause 2.2 and the respective obligations of the parties under Clause 11 which would have continued had the arrangements for the subscription and issue of the Securities been completed, shall continue.

11	Survival of Representations and Obligations

The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite completion of the arrangements for the subscription and issue of the Securities or any investigation made by or on behalf of the Managers.

12	Communications
12.1	Addresses: Any communication shall be given by letter or fax:

in the case of notices to the Issuer, to it at:

No. 18 Zhangjiang Road
Pudong New Area
Shanghai 201203
The People’s Republic of China

Fax:+86 21 3861 0000 (ext. 16109)
Attention:
Yong Wang

and in the case of notices from the Issuer, to the Managers at:

J.P. Morgan Securities plc
25 Bank Street
Canary Wharf
London E14 5JP
United Kingdom

Fax:+44 20 3493 0682
Attention:
EMEA Equity Capital Markets

with a copy to:

J.P. Morgan Securities (Asia Pacific) Limited
28/F, Chater House
8 Connaught Road Central
Hong Kong

Fax:+852 2810 8819
Attention:Equity Capital and Derivative Markets

Deutsche Bank AG, Hong Kong Branch
52/F, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

Fax:+852 2203 7272
Attention:
Debt Syndicate Markets

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
United Kingdom

Fax:+44 20 7516 7548
Attention:
Debt Syndicate

12.2	Effectiveness: Any such communication shall take effect, in the case of a letter, at the time of delivery or, in the case of fax, at the time of despatch.

12.3	Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.
13	Currency Indemnity
13.1

Currency of Account and Payment: U.S. dollars (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by a party under or in connection with this Agreement, including damages.

13.2

Extent of discharge: An amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise), by a party hereto in respect of any sum expressed to be due to it from another party will only discharge that party to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

13.3

Indemnity: If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Agreement, the relevant party will indemnify the recipient against any loss sustained by it as a result. In any event, the relevant party will indemnify the recipient against the cost of making any such purchase.

13.4

Indemnity separate: The indemnities in this Clause 13 and in Clause 4.3 constitute separate and independent obligations from the other obligations in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by either party hereto and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

14	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15	Governing Law and Jurisdiction
15.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

15.2	Jurisdiction:
15.2.1

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in any such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions are made for the benefit of the Managers and shall not limit the right of the Managers to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

15.2.2

The Issuer irrevocably appoints Trusec Limited, 2 Lambs Passage, London EC1Y 8BB as its authorised agent for service of process in England. If for any reason such agent shall cease to be such agent for service of process, the Issuer shall forthwith, on request of the Managers, appoint a new agent for service of process in England and deliver to the Managers a copy of the new agent’s acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

16	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

This Agreement has been entered into on the date stated at the beginning.

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

By:

J.P. MORGAN SECURITIES PLC

By:

DEUTSCHE BANK AG, HONG KONG BRANCH

By:By:

BARCLAYS BANK PLC

By:

SCHEDULE 1
TERMS AND CONDITIONS

1

SCHEDULE 2
TERM SHEET

2

SCHEDULE 3
SELLING RESTRICTIONS

No action has been taken or will be taken in any jurisdiction by the Managers that would, or is intended to, permit a public offering of the Securities, or possession or distribution of the Offering Circular or any amendment or supplement thereto or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required. Each Manager will comply with all applicable securities laws and regulations in each jurisdiction in which it acquires, purchases, offers or sells Securities or has in its possession or distributes the Offering Circular or any amendment or supplement thereto or any other offering material, in all cases at its own expense. The Issuer will not have any responsibility for, and each of the Managers and the subscribers will obtain any covenant, approval or permission required by it for, the acquisition, offer, sale or delivery by it of the Securities under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any acquisition, offer, sale or delivery. The Managers are not authorised to, and will not, make any representation or use any information in connection with the issue, subscription and sale of the Securities other than as contained in the Offering Circular or any amendment or supplement thereto.

1

United States: The Securities and the Shares to be issued upon conversion of the Securities have not been and will not be registered under the U.S. Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each Manager represents and warrants that it has not offered or sold, and agrees that it will not offer or sell, any Securities constituting part of its allotment within the United States in accordance with Rule 903 of Regulation S. Accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Securities or the Shares to be issued upon conversion of the Shares. Terms used in this paragraph have the meaning given to them by Regulation S.

2	United Kingdom: Each Manager represents, warrants and agrees that:
2.1

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any Securities in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

3

2.2	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.
3

European Economic Area: In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Manager represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities which are the subject of the offering contemplated by the Offering Circular to the public in that Relevant Member State other than:

3.1	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
3.2

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the Managers; or

3.3	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

4	Hong Kong: Each Manager represents and agrees that:
(iii)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

4

(iv)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

5

Singapore: Each Manager acknowledges that the Offering Circular has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Manager represents, warrants and agrees that it has not offered or sold any Securities or caused such Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Offering Circular or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

6

Japan: The Securities offered hereby have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, each Manager represents, warrants and agrees that the Securities which it subscribes will be subscribed by it as principal and that, in connection with the offering made hereby, it will not, directly or indirectly, offer or sell any Securities in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

5

7

Cayman Islands: No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the Securities unless the Issuer is listed on The Cayman Islands Stock Exchange.

6

SCHEDULE 4
UNDERWRITING COMMITMENTS FOR THE SECURITIES

The aggregate principal amount of Securities to be subscribed by each Manager, as referred to in Clause 2.1 on and subject to the terms of this Agreement, is as follows:

Managers	Principal Amount of Securities to be Subscribed
J.P. Morgan Securities plc	U.S.$55,250,000
Deutsche Bank AG, Hong Kong Branch	U.S.$6,500,000
Barclays Bank PLC	U.S.$3,250,000
Total	U.S.$65,000,000

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SCHEDULE 5
FORM OF CERTIFICATE CONFIRMING NO MATERIAL ADVERSE CHANGE

[ON THE LETTERHEAD OF THE ISSUER]

To:J.P. Morgan Securities plc
25 Bank Street
Canary Wharf
London E14 5JP
United Kingdom

with a copy to:

J.P. Morgan Securities (Asia Pacific) Limited
28/F, Chater House
8 Connaught Road Central
Hong Kong

Deutsche Bank AG, Hong Kong Branch
52/F, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
United Kingdom

(the “Managers”)

[Date]

Dear Sirs

SUBSCRIPTION AGREEMENT RELATING TO SUBSCRIPTION OF U.S.$65,000,000 2.00 PER CENT. PERPETUAL SUBORDINATED CONVERTIBLE SECURITIES

8

Pursuant to the Subscription Agreement dated 29 November 2017 (the “Agreement”) made between inter alios, (1) Semiconductor Manufacturing International Corporation (the “Issuer”) and (2) yourselves as Managers, I hereby confirm, on behalf of the Issuer, that as at today’s date (i) the representations and warranties of the Issuer set forth in the Agreement are true, accurate and correct in all material respects at, and as if made on, today’s date; (ii) the Issuer has performed all of its obligations under the Agreement to be performed on or before today’s date and (iii) there has been no material adverse change, nor any development or event involving or reasonably likely to involve a prospective material adverse change, in the financial or trading condition or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Issuer or the Group (taken as a whole) since the audited consolidated financial statements of the Group dated 31 December 2016.

Yours faithfully

For and on behalf of
SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

___________________________

[Name]

Director/[Title of authorised officer]

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SCHEDULE 6
FORM OF SHAREHOLDERS LOCK-UP UNDERTAKING

This Undertaking is made on [●] 2017 by [Insert name of shareholder] (the “Shareholder”), holding [●] ordinary shares of Semiconductor Manufacturing International Corporation (the “Issuer”), or approximately [●] per cent. of the outstanding share capital of the Issuer, being [an indirect/a direct] shareholder of the Issuer, in favour of J.P. Morgan Securities plc, Barclays Bank PLC and Deutsche Bank AG, Hong Kong Branch (the “Convertible Security Managers”), pursuant to the Subscription Agreement to be entered into between the Issuer and the Convertible Security Managers (the “Subscription Agreement”) relating to the issue of the Securities (as defined below) by the Issuer.

Whereas

(D)	As of the date of this Undertaking, the Shareholder holds an aggregate of [●] Shares, representing approximately [●] per cent. of the Shares of the Issuer.
(E)	The Issuer proposes to issue up to U.S.$[●] Perpetual Subordinated Convertible Securities (the “Securities”), which will be convertible into the Shares of the Issuer.
(F)

The Shareholder has entered into this Undertaking in relation to the Shares held by it [directly (or through nominees)] in order to facilitate an orderly marketing, distribution and trading of the Securities.

Now This Deed Witnesses And It Is Hereby Declared As Follows:

Terms defined and references construed in the Subscription Agreement shall, except where the context otherwise requires, have the same meaning and construction when used in this Undertaking.

10

17

The Shareholder undertakes that, for a period of 90 days from the date of this Undertaking (the “Pricing Date”), neither it nor its nominee nor any person acting on its behalf will (except with the prior written approval of the Convertible Security Managers) (i) issue, offer, sell, contract to sell, pledge, encumber or otherwise dispose of (or publicly announce any such issuance, offer, sale or disposal) any of the Shares held by it (directly or indirectly), or issue, offer, sell, contract to sell, pledge or otherwise dispose of any securities exchangeable for or convertible into or exercisable for the Shares, warrants or other rights to purchase the Shares or any security or financial product whose value is determined directly or indirectly by reference to the price of the Shares, including equity swaps, forward sales and options representing the right to receive any Shares; (ii) enter into any other arrangement that transfers to others, in whole or in part, any of the economic consequences of ownership of the Shares; or (iii) publicly announce any such offer, issue, sale or disposal of any Shares.

“Shares” mean fully paid ordinary shares in the share capital of the Issuer.

18

The Shareholder may apply to the Convertible Security Managers to waive the Shareholder’s obligation in Clause 1 above and the Convertible Security Managers shall give due consideration to such request.

19

The Shareholder represents and warrants that it has full power and authority to enter into this Undertaking and that this Undertaking shall constitute the valid, legal and binding obligations of the Shareholder, and all authority herein conferred or agreed to be conferred and any obligations of the Shareholder shall be binding upon the successors, assigns, heirs or personal representatives of the Shareholder.

20	The Convertible Security Managers are entering into the Subscription Agreement and proceeding with the offering of the Securities in reliance upon this Undertaking.
21

The Shareholder undertakes to the Convertible Security Managers that it will hold each of the Convertible Security Managers fully and effectively indemnified against all losses, costs, claims, expenses and liabilities which such Convertible Security Manager may reasonably suffer or incur or which may be made against such Convertible Security Manager arising as a result of a breach by it of this Undertaking and which does not arise from any fraud or willful misconduct of such Convertible Security Manager.

22

If the Subscription Agreement is terminated in accordance with its terms, this Undertaking shall terminate and no rights will accrue or survive for any company or person in respect of this Undertaking upon such termination.

11

This Undertaking, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law and it is irrevocably agreed for the benefit of the Convertible Security Managers that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Undertaking and that accordingly any suit, action or proceeding arising out of or in connection with this Undertaking may be brought in such courts.

IN WITNESS WHEREOF this Undertaking has been executed and delivered as a deed on the date stated above.

[●]

By:

12